EXHIBIT 99.1

          Adept Technology Reports Fourth Quarter and Fiscal
                        Year-end 2002 Results;

               Announces Additional Expense Reductions

   SAN JOSE, Calif.--(BUSINESS WIRE)--July 31, 2002--Adept
Technology, Inc. (Nasdaq:ADTK), a leading manufacturer of flexible automation for the telecommunications, fiber optic and semiconductor industries, today reported financial results for its fourth quarter ended June 30, 2002, which were in line with previous guidance. Net revenues for the quarter ended June 30, 2002 were $14.6 million, a decrease of 29.5% from net revenues of $20.7 million for the quarter ended June 30, 2001. Gross margin for the quarter was 31.0% versus zero gross margin in the same quarter a year ago. Operating expenses for the quarter were $17.1 million, a decrease of 14.5% compared to $20.0 million in the quarter ended June 30, 2001. The operating expense figures include $1.0 million in joint development commitments with JDS Uniphase Corporation as well as $6.8 million in amortization and impairment charges for the quarter ended June 30, 2002 and $1.8 million of amortization for the quarter ended June 30, 2001. Separately, R&D and SG&A expenses, without the JDS Uniphase commitments, for the quarter ended June 30, 2002 were $10.9 million, a decrease of 39.9% compared to $18.2 million for the same period a year ago. Cash at the end of the quarter was $21.7 million, with no debt outstanding.
   Brian R. Carlisle, Chairman and Chief Executive Officer of Adept commented, "The results of our operations reflect the continued, weak global economic conditions that have affected our customers' businesses across the board and have resulted in unprecedented delays and cutbacks in capital equipment spending."
   Adept reported a net loss of $11.9 million, or $0.85 per share, for the quarter ended June 30, 2002, versus a net loss of $20.3 million, or $1.55 per share, for the quarter ended June 30, 2001. The figures above include non-cash amortization and goodwill impairment charges of $6.8 million for the quarter ended June 30, 2002 and $1.8 million for the same quarter a year ago. Adept adopted SFAS 142 as of July 1, 2001 and previously reported the impairment resulting from such adoption as a cumulative effect of change in accounting principle. The impairment loss of $6.6 million reported as a component of operating expenses for the fourth quarter ended June 30, 2002 reflects the results of the annual impairment update.
   Net revenues for fiscal 2002 were $57.0 million compared to $100.3 million for the fiscal year ended June 30, 2001, a decrease of 43.2%. Net loss for fiscal 2002 was $59.8 million, or $4.37 per fully diluted share, versus a net loss of $35.2 million, or $3.02 per fully diluted share, for the fiscal year ended June 30, 2001. The operating expenses for the fiscal year ended June 30, 2002 include two quarterly expenditures of $1.0 million in joint development commitments with JDS Uniphase. The figures above also include amortization and goodwill impairment charges of $7.3 million, as well as $10.0 million in charges due to a cumulative effect of a change in accounting principle for the fiscal year ended June 30, 2002.
   Carlisle added, "Our customers who are capital equipment suppliers to the electronics, semiconductor and photonics industries have all seen 50% to 80% declines in revenue, making this the worst capital spending downturn in these industries in the last 40 years. As a result, we have taken the decisive steps to restructure the our businesses and reduce the company's cost structure to bring it in line with our revenue outlook."

   Expense Reductions

   In response to the continued weakness in demand Adept is reducing its global workforce by an additional 24% during the first quarter of fiscal 2003, which when combined with other cost saving measures being implemented, is expected to result in a reduction of $3.5 to $4.0 million in operating expenses on a quarterly basis. These reductions would then allow Adept to be cash flow neutral should the company achieve a quarterly revenue level of $16.0 million subsequent to the first quarter of fiscal 2003.
   "We sincerely regret having to take such extensive actions. Decisions like this are extremely difficult for everyone involved. There is an enormous human impact whenever a company finds it is necessary to eliminate positions. Unfortunately, the worldwide economic decline leaves us no choice," Carlisle stated. "These actions are intended to allow Adept's return to profitability and align our cost structure with our current revenue outlook. We remain confident in Adept's long-term leadership in flexible automation, and continue to receive very positive responses to our new products especially our leading edge SmartControl product line. But we believe that a general market recovery will not begin until the first half of calendar 2003."
   In addition to the above actions that are currently being implemented, Adept has reduced research and development and sales, general and administrative expense by over 50% and has completed the following actions during the past twelve months:

    -- Workforce reduction and compensation adjustment: Through attrition and layoffs Adept reduced our workforce by approximately 37%. The company has also instituted a company-wide compensation adjustment.

    -- Consolidation of excess facilities: In connection with the workforce reduction, Adept consolidated its operations into designated facilities. These efforts have reduced operating expenses associated with facilities by approximately $1.7 million on an annualized basis.

    -- Restructuring of non-strategic business assets: The company sold and restructured certain non-strategic business assets. These actions resulted in reduced operating expenses by $7.0 million on an annualized basis.

   Adept's Outlook

   The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. These statements do not reflect the potential impact of any mergers, acquisitions or other business combinations that may be completed after the date of this release.

    -- The company expects net revenues for the first quarter of fiscal 2003 to be down 15 to 20 percent from fourth quarter 2002 net revenues of $14.6 million. The anticipated decrease in revenues is primarily due to a softening European market, a drop in photonics solutions business and expected seasonal weakness. Management emphasizes that the business climate remains very volatile. Since the company books and ships the majority of its revenue within the same quarter, it makes precise revenue estimates difficult to rely on.

    -- The company is currently utilizing less than 50 percent of its capacity and expects its gross margin percentage to be approximately 25 to 30 percent for the first quarter of fiscal 2003. The company expects that as volume increases and the benefits of the expense reduction activities take effect, gross margins will steadily improve.

    -- We will not realize the full effect of the expense reductions in the first quarter of fiscal 2003 and as a result, R&D and SG&A expenses, without any expense related to commitments to JDS Uniphase, in the first quarter of fiscal 2003 are expected to be flat to down 10 percent compared to fourth quarter expenses of $10.9 million. The company anticipates recording approximately $1.4 million in expense related to this cost reduction measures in the first quarter of fiscal 2003.

    -- The company expects to have approximately $16.0 million in cash on hand at the end of the first quarter of fiscal 2003.

    -- The company does not expect to book any tax benefit associated with current year operations during fiscal 2003.

    -- Depreciation and amortization is expected to be approximately $1.0 million in the first quarter of fiscal 2003.

   Investor Conference Call

   Brian Carlisle, Chairman and Chief Executive Officer, Mike Overby, Vice President and Chief Financial Officer, and John Dulchinos, Vice President Sales, will host an investor conference call today, July 31, 2002 at 5:00p.m. Eastern Time to review the company's financials and operations for the fourth quarter and fiscal year end 2002. The call will include statements regarding the company's anticipated financial performance in the first quarter of fiscal 2003. These statements will be forward-looking, and actual results may differ materially. The company intends to continue its practice of not updating forward-looking statements until its next quarter end results announcement. The call will be open to all interested investors through a live audio Web broadcast via the Internet at www.streetevents.com or may be accessed through our website at www.adept.com. For those who are not available to listen to the live broadcast, the call will be archived at www.adept.com and www.streetevents.com. A telephonic playback of the conference call will also be available for five business days from Wednesday, July 31, 2002 to Wednesday, August 7, 2002. Listeners should call 800.428.6051 and use PIN No. "252143."

   This press release contains certain forward-looking statements including statements regarding expenses, revenue growth and future operating results that involve a number of risks and uncertainties. The company's actual results could differ materially from those expressed in any of the above forward-looking statements for a variety of reasons, including but not limited to, future economic, competitive and market conditions including those in Europe and Asia and those related to the company's strategic markets; the cyclicality of capital spending of the company's customers including in the semiconductor industry; the company's dependence on the continued growth of the intelligent automation market; the company's highly competitive industry; rapid technological change within the company's industry; the lengthy sales cycles for the company's products; the company's dependence on retention and attraction of key employees; the risks associated with sole or single sources of supply and lengthy procurement lead times; the risks associated with potential acquisitions, including integration risks associated with our acquisition of BYE/Oasis, Pensar-Tucson, NanoMotion, HexaVision and CHAD; the risks associated with product defects; the potential delays associated with the development and introduction of new products or software releases; or decreased acceptance of the company's new or current products in the marketplace.
   For a discussion of additional risk factors relating to Adept's business, see Adept's annual report on Form 10K for the fiscal year ended June 30, 2001 as well as the company's Form 10Q for the quarters ended September 29, 2001, December 29, 2001 and March 30, 2002, including the discussion in Management's Discussion and Analysis of Financial Condition and Results of Operations contained therein.

   Adept Technology designs, manufactures and markets factory automation components and systems for the fiber optic, telecommunications, semiconductor, automotive, food and durable goods industries throughout the world. Adept's robots, controllers, and software products are used for small parts assembly, material handling and ultra precision process applications. Our intelligent automation product lines include industrial robots, configurable linear modules, flexible feeders, semiconductor process components, nano-positioners, machine controllers for robot mechanisms and other flexible automation equipment, machine vision systems and software, application software, and simulation software. Founded in 1983, Adept is America's largest manufacturer of industrial robots. More information is available at www.adept.com.


                        ADEPT TECHNOLOGY, INC.
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                              (unaudited)
                 (In thousands, except per share data)


                            Three months ended         Year ended
                            -------------------   -------------------
                            June 30,   June 30,   June 30,   June 30,
                              2002       2001       2002       2001
                            --------   --------   --------   --------
                                (unaudited)           (unaudited)

Net revenues                $ 14,635   $ 20,745   $ 57,039   $100,313
Cost of revenues              10,103     20,845     37,868     65,303
                            --------   --------   --------   --------
Gross margin                   4,532       (100)    19,171     35,010
Operating expenses:
 Research, development
  and engineering              4,967      7,671     20,398     22,727
 Selling, general and
  administrative               6,958     10,498     28,954     36,002
 Restructuring expenses           -          -      17,659         -
 Amortization of goodwill
  and other intangibles          150      1,798        725      6,818
 Impairment of goodwill        6,608         -       6,608         -
 Gain on sale of assets       (1,554)               (1,526)
                            --------   --------   --------   --------
Total operating expenses      17,129     19,967     72,818     65,547
                            --------   --------   --------   --------
Operating income (loss)      (12,597)   (20,067)   (53,647)   (30,537)

Interest income, net              94        313        438        733
                            --------   --------   --------   --------
Income (loss) before income
 taxes and cumulative effect
 of change in accounting
 principle                   (12,503)   (19,754)   (53,209)   (29,804)

Provision (benefit) for
 income taxes                   (570)       568     (3,358)     5,396
                            --------   --------   --------   --------
Net income (loss) before
 cumulative effect of
 change in accounting
 principle                   (11,933)   (20,322)   (49,851)   (35,200)

Cumulative effect of change
 in accounting principle          -          -      (9,973)        -
                            --------   --------   --------   --------

Net income (loss)           $(11,933)  $(20,322)  $(59,824)  $(35,200)
                            ========   ========   ========   ========

Net income (loss) per share:

Before cumulative effect
 of change in accounting
 principle

Basic                      ($   0.85) ($   1.55) ($   3.64) ($   3.02)
                            ========   ========   ========   ========
Diluted                    ($   0.85) ($   1.55) ($   3.64) ($   3.02)
                            ========   ========   ========   ========

After cumulative effect
 of change in accounting
 principle

Basic                      ($   0.85) ($   1.55) ($   4.37) ($   3.02)
                            ========   ========   ========   ========
Diluted                    ($   0.85) ($   1.55) ($   4.37) ($   3.02)
                            ========   ========   ========   ========

Number of shares used in
 computing per share amounts:

Basic                         13,976     13,101     13,691     11,637
                            ========   ========   ========   ========

Diluted                       13,976     13,101     13,691     11,637
                            ========   ========   ========   ========



                        ADEPT TECHNOLOGY, INC.
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                            (In thousands)


                                       June 30,   June 30,
                                         2002       2001
                                       --------   --------
                                      (unaudited)
ASSETS

Current assets:
 Cash, cash equivalents and short
  term investments                     $ 21,681   $ 21,500
 Accounts receivable, less allowance
  for doubtful accounts of $832
  at June 30, 2002 and $742 at
  June 30, 2001                          12,500     21,272
 Inventories                             11,189     17,750
 Deferred tax assets and
  prepaid expenses                          854      2,069
                                       --------   --------
    Total current assets                 46,224     62,591

Property and equipment at cost           12,688     34,520
Less accumulated depreciation
 and amortization                         6,965     23,789
                                       --------   --------
Net property and equipment                5,723     10,731

Goodwill, net                             6,889     14,596
Other intangibles, net                    1,124      1,736
Other assets                              2,534      5,919
                                       --------   --------
    Total assets                       $ 62,494   $ 95,573
                                       ========   ========


LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
 Accounts payable                      $  6,561   $ 10,369
 Other accrued liabilities               10,428     12,438
 Accrued restructuring charges            1,909         -
                                       --------   --------
    Total current liabilities            18,898     22,807

Commitments and contingencies

Long term liabilities:
 Restructuring charges                    1,450         -
 Deferred income tax and other
  long term liabilities                   1,242      1,284

Redeemable convertible preferred stock   25,000         -

Total shareholders' equity               15,904     71,482
                                       --------   --------
    Total liabilities and
     shareholders' equity              $ 62,494   $ 95,573
                                       ========   ========

   CONTACT: Adept Technology, Inc.
             Maili Bergman, 408/434-5158 (Investor Relations)
             408/434-5005 (fax)
             maili.bergman@adept.com
            Michael Overby, 408/434-5112 (CFO)
             408/434-5005 (fax)
             mike.overby@adept.com